Exhibit 19.

Capital City Bank Group, Inc. Insider Trading Policy.
Capital City Bank Group, Inc.
Insider Trading Policy
August 27, 2024
Why We Have an Insider Trading

Policy
From time to time, our directors, officers, associates and agents may become aware of
material nonpublic information
relating to Capital City Bank Group, Inc., our subsidiaries or our affiliates

(collectively, “CCBG”) or

companies with which we
do business. Under federal and state securities laws, it may be illegal for any person to buy or sell a company’s securities

at a time
when that person possesses material nonpublic information
. We have adopted

this Insider Trading Policy to help prevent you, as
well as CCBG, from violating these laws.
You

may not deal on a regular basis with matters of the type discussed in this Policy,

and some of these matters may be
unfamiliar. If and when questions

arise about this Policy, please direct

them to our Investor Relations Officer.

Our Investor
Relations Officer will discuss all inquiries with our legal counsel (Gunster,

Yoakley

& Stewart, P.A.),

the Chief Executive Officer
or the Chief Financial Officer.
While we have tried to keep this Policy simple and clear,

it does contain some legal terms and describes some legal
concepts that may be complicated. As a result, you should carefully review the

Policy and contact our Investor Relations Officer
with any questions.
What is “Material Nonpublic Information?”
Information about CCBG is “material” if it could reasonably be expected to affect the investment or voting decisions of a
shareholder or investor, or if the disclosure

of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about CCBG. In simple terms, material information is any type of information that could
reasonably be expected to affect, or has previously affected,

the market price of CCBG’s common stock.

Both positive and
negative information may be material. While it is not possible to identify all information that would be deemed “material,” the
following items are types of information that should be considered carefully to determine whether they are material:

◾ financial results for the current quarter or year;
◾
projections of future earnings or losses, or other earnings guidance;

◾ changes in control or in management;
◾
proposals, plans or agreements, even if preliminary in nature, involving significant mergers, acquisitions, tender
offers, joint ventures, strategic alliances, licensing arrangements,

or purchases or divestitures of assets;
◾ significant changes in assets (such as write-downs or increases in reserves);
◾ offerings of securities;
◾ defaults on borrowings;
◾ extraordinary borrowings ( i.e ., borrowings that could indicate financial distress for CCBG);
◾ changes in dividends;
◾
new products or discoveries, or developments regarding customers or suppliers, such as the acquisition or loss
of an important contract;
◾
a change in auditors or an auditor’s notification that a company may no longer rely on its reports;
◾
events affecting securities, such as defaults on senior securities, calls of securities for redemption, repurchase
plans, stock splits or changes in dividends, changes in rights of security holders,

and public or private sales of
additional securities;
◾
bankruptcy, receivership,

insolvency or other liquidity issues;

◾ significant changes in CCBG’s prospects;
◾ major changes in accounting methods or policies;
◾
cybersecurity risks and incidents, including vulnerabilities and breaches; and
◾ significant litigation or government agency investigations.
This list is not exhaustive. Moreover, material information

is not limited to historical facts but may also include
projections and forecasts. With respect to

a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect
the event would have on a company’s

operations or stock price should it occur.

Thus, information concerning an event that would
have a large effect on stock price may be material even

if the probability that the event will occur is relatively low.

Information is “nonpublic” if it has not been disseminated in a manner reasonably designed to make it generally
available to investors and other interested parties, after investors and the market generally have had the opportunity to absorb the
information. Nonpublic information may include:
◾
information available to a select group of analysts, brokers, or institutional investors;
◾
undisclosed facts that are the subject of rumors, even if the rumors are widely circulated;

and
◾
information that has been provided to CCBG on a confidential basis until a public announcement of the
information has been made and enough time has elapsed for the market to respond to the public announcement.
Unless you know that information has been disclosed to the public in a press release or another broad-based
communication, you should assume that it is nonpublic. Information about a company is considered to be available to the public
and no longer nonpublic only when (1) it has been released to the public through appropriate channels by means of a press release
or a statement from an authorized officer,

and (2) enough time has elapsed to permit the investment market to absorb the information (normally 48 hours).
If you are not sure whether

information is “material” or “nonpublic,” you should either consult with our Investor
Relations Officer or assume that the information is material and/or nonpublic.
Potential Liability for Violating Federal Insider

Trading Laws
The federal securities laws may impose substantial civil penalties (up to three times the profit gained or the loss avoided
by the use of inside information) and criminal penalties (up to a $5,000,000 fine, 20 years in jail, or both) on anyone who
purchases or sells securities while in possession of material nonpublic information.

Passing material nonpublic information to
another person who then purchases or sells securities - known as “tipping”

- is also illegal, and subject to the same penalties, even
if you do not benefit from the trade or even know about the trade. The federal securities laws also may impose substantial civil
penalties (generally equal to the higher of three times the trader’s illicit gain or loss avoided or $2,301,065 (subject to adjustment for inflation)) and criminal penalties (generally up to a $25,000,000 fine on entities; up to a $5 million fine, 20 years in jail, or
both on individuals)) on anyone “controlling” the person who commits a violation,

such as an employer or supervisor. The SEC
vigorously enforces the insider trading laws against both individuals and institutions.
Given the significant liabilities for violations of the laws governing insider trading, we have a vital interest in ensuring
that information about our business and affairs is disclosed in the proper way and at the proper time, and that trading in our
securities – and the securities of companies with which we do business –

occurs in a fair and honest manner. For

these reasons,
we require that you conduct any trading in securities and handle material nonpublic information in strict compliance with our
Policy.
If you violate this Policy,

in addition to your legal exposure under relevant federal and state securities laws, you may be
subject to disciplinary action by us, including dismissal for cause. Any exceptions to this Policy, if permitted,

may be granted
only by our Investor Relations Officer and must be provided before any activity contrary to this Policy takes place.
Our Insider Trading

Policy
1.

You

are prohibited from purchasing or selling - or agreeing to buy or sell - any CCBG securities

(whether or not
issued by CCBG), which includes common stock and any other securities that may be issued, such as preferred stock, options,
notes, bonds and convertible securities, and other derivative securities

(such as puts and calls), at any time when you are aware of
material nonpublic information about CCBG. If, at any time you have any limit order for CCBG securities outstanding with a
broker, you become aware of material nonpublic

information, you should suspend your order until the information has been disclosed to the public. Otherwise, your broker might execute a trade for you that is prohibited by this Policy.
2.

If you are aware of material nonpublic information, you may not trade - or agree to trade - any CCBG securities
or exercise any option to purchase CCBG securities (other than options granted directly by CCBG) until at least the close of
business on the second trading day after CCBG has released that material nonpublic information to the public.
3.

For purposes of this Policy,

transactions in your 401(k) are no different than transactions for your own account.
Therefore, at any time when you are aware of material nonpublic information, you may not switch amounts currently in your
401(k) account into or out of CCBG common stock or enter into any transaction or agreement concerning your 401(k) account
that would have the effect of profiting from or avoiding a loss due to your knowledge of material nonpublic information.
4.

Federal law prohibits officers and members of our Board of Directors from engaging in “short sales” of CCBG
securities. Because short sales represent a bet that CCBG’s

stock price will decline, this Policy prohibits you and all other CCBG personnel from shorting CCBG stock.

5.

Certain directors and officers of CCBG (collectively,

“Covered Persons”), as set forth in Exhibit A, are subject
to additional requirements and special prohibitions against trading in CCBG securities as set forth below.

(a) Covered Persons are prohibited

from trading - or agreeing to trade - in CCBG securities during the period beginning the earlier of (i) the day on which Board materials containing two months of financial statements or similar information
for each fiscal quarter are sent to the directors, or (ii) the close of business on the 15th day of the third month of each fiscal
quarter ( i.e
., March 15, June 15, September 15 and December 15), and ending at the close of business on the second trading day
after the results for that quarter (or year,

if applicable) are publicly released (any such period shall be referred to as a “blackout period”). If you are a Covered Person, you generally possess or are presumed to possess material non-public information about
our financial results during these blackout periods.

(b) From time to time, other types of material non-public information regarding us (such as possible significant
mergers, acquisitions, dispositions, or new product developments)

may be pending and not publicly disclosed. At such times, we may impose special blackout periods during which Covered Persons are prohibited from trading in our securities. If we impose a
special blackout period, we will notify all Covered Persons.
(c) The trading restrictions described in Sections 5(a) and 5(b) above do not apply to transactions under a pre-
existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (a
“10b5-1 Plan”) that meets all of the following requirements:
(i) It has been reviewed and approved by the Investor Relations Officer at least five days before it is
entered into (or, if revised or amended, such

proposed revisions or amendments have been reviewed
and approved by the Investor Relations Officer at least five days before it is into).
(ii) It provides that no trades may occur until expiration of the applicable cooling-off period specified
in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period
will vary based on the status of the Covered Person. For directors and officers,

the cooling-off period
ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 Plan; or (y)
two business days following disclosure of CCBG’s

financial results in a Form 10-Q or Form 10-K for
the quarter in which the 10b5-1 Plan was adopted. For all other Covered Persons,

the cooling-off
period ends 30 days after adoption or modification of the 10b5-1

Plan. This required cooling-off period
will apply to the entry into a new 10b5-1 Plan and any revision or modification of an existing 10b5-1
Plan.
(iii) It is entered into (A) in good faith by the Covered Person, (B) not as part of a plan or scheme to
evade the prohibitions of Rule 10b5-1, and (C) at a time when the Covered Person is not in possession
of material nonpublic information about CCBG; and if the Covered

Person is a director or officer, the
10b5-1 Plan must include representations by the Covered Person certifying to the foregoing.
(iv) It gives a third party the discretionary authority to execute such purchases and sales, outside the
control of the Covered Person, so long as such third party does not possess any material nonpublic
information about CCBG; or explicitly specifies the security or securities to be purchased or sold, the
number of shares, the prices and/or dates of transactions, or other formula(s)

describing such
transactions.
(iv) It is the only outstanding 10b5-1 Plan entered into by the Covered Person (subject to the
exceptions set out in Rule 10b5-1(c)(ii)(D)).
(v) The 10b5-1 Plan otherwise complies with Rule 10b5-1(c).
No 10b5-1 Plan may be adopted during a blackout period described in

Sections 5(a) and 5(b) above.
If you are considering entering into, modifying or terminating a 10b5-1

Plan or have any questions regarding
10b5-1 Plans, please contact the Investor Relations Officer.

You

should consult your own legal and tax advisors before entering into, or modifying or terminating, a 10b5-1 Plan. A trading plan, contract,

instruction or arrangement will not qualify as a 10b5-1
Plan without the prior review and approval of the Investor Relations Officer as described above. With respect to any purchase

or
sale under a 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send
duplicate confirmations of all such transactions to the Investor Relations Officer.

(d) Because Covered Persons are likely to obtain material non-public information on a regular basis, Covered
Persons (as well as any Covered Person’s

spouse or minor children, other persons living in a Covered Person’s household, and
any entities over which a Covered Person exercises control) are prohibited from trading or engaging in other transactions in any
CCBG security, directly

or indirectly, even outside

of a blackout period, without first pre-clearing any such trading or other transactions with our Investor Relations Officer.

Any preclearance so granted will be on such terms and subject to such conditions as may be approved by our Investor Relations Officer,

provided that, unless otherwise specified by our Investor Relations Officer,
(i) a preclearance will remain valid until the close of trading two business days following the day on which it was granted, unless
earlier revoked, and (ii) if the transaction does not occur during such two-day period, such preclearance will terminate and a new
preclearance will need to be requested. Notwithstanding the foregoing in this Section 5(d), pre-clearance is not required for
purchases and sales of securities under a 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made
under a 10b5-1 Plan until expiration of the applicable cooling-off period.

6.

All personnel are required to maintain the confidentiality of all nonpublic information regarding CCBG,
whether or not material. Except as provided below in “Need-to-Know

Distribution of Nonpublic Information,” disclosure of
nonpublic information to any

person, whether directly,

in the form of a recommendation to purchase or sell CCBG securities, or in any other manner or for any other purpose, violates this Policy and is strictly prohibited.

7.

All personnel who, in the course of their employment with CCBG, have access to material nonpublic
information about other companies, must observe the same restrictions, and adhere to the same laws regarding insider trading,
with respect to that information and with respect to trading in the securities of those companies as they do with respect to trading
in CCBG securities.
8.

All personnel with access to material nonpublic information about CCBG or any other company must take
protective measures appropriate and consistent with the level of confidentiality reasonably called for in the particular
circumstances to prevent the misappropriation or other misuse of the information. In addition, all personnel with access to
material nonpublic information must cooperate with, assist in and abide by the protective measures we institute to prevent
misappropriation or other misuse of the information.
9.

Except as permitted by law,

such as by means of a plan adopted under Rule 10b5-1 under the Securities
Exchange Act of 1934, CCBG itself will not engage in transactions in CCBG Securities while aware of material nonpublic
information relating to CCBG or CCBG Securities.
10.

This Policy supplements, but does not supersede or otherwise modify,

the provisions of existing employment,
confidentiality and/or non-competition agreements and other standard procedures and agreements intended to protect confidential
information and materials.
20/20 Hindsight .
Remember,

if your securities transactions or those of your immediate family members or others you know become the subject of scrutiny,

they will be viewed after the fact, with the benefit of 20/20 hindsight. As a result,

always err
on the side of caution when trading or communicating sensitive information.
Specific Situations and Guidelines
Applicability of this Policy
This Policy applies to all trading or other transactions in CCBG’s securities as well as securities of the companies with
which CCBG does business. Note that “trading or other transactions” includes not only buying and selling, but may also include
donating, gifting and any other transfer of ownership.
This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any
family members who do not live in your household but whose transactions in CCBG securities are directed by you or are subject
to your control or your involvement in the decision to purchase or sell (such as parents or children who consult with you before
they trade in CCBG securities). You

are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in CCBG securities.
Communications on Behalf of CCBG
Communications with and inquiries from the media, securities analysts and investors relating to our financial
performance must be handled by or referred to our Chief Executive Officer,

our Chief Financial Officer,

or the Capital City Bank
President. Likewise, only those individuals are authorized to speak for CCBG regarding filings with the SEC and reports to
shareowners and in preparing and reviewing press releases.

Need-to-Know Distribution of Nonpublic Information
As previously discussed, the disclosure of material nonpublic information to others can lead to significant legal
difficulties, fines, and punishment. You

should not discuss or distribute material nonpublic information about CCBG, including documents containing such information, with anyone, including other associates,

except as required in the performance of your
regular duties on a “need-to-know” basis. In addition, you should also avoid discussing such information in elevators, hallways or other places where you may be overheard by others who do not have a “need to know.”
Document Retention and Destruction Schedules
With respect to sensitive projects, the Investor

Relations Officer, together with legal counsel,

will establish a document
retention and destruction schedule in appropriate circumstances.
Stock Options
If CCBG were to issue options, anyone who desires to exercise the options is reminded that this Policy applies to
transactions in the stock underlying the options, as well as other CCBG securities.
Prospective Associates
At the time of hiring, new associates who are deemed to be Covered Persons will be required to execute a Compliance
Statement with respect to this Policy.

We may also require

ongoing educational and training sessions and video presentations for
associates on related topics.
Post-Termination

Transactions
This Policy continues to apply to your transactions in CCBG securities even after you have terminated employment or
engagement with us. If you are in possession of material nonpublic information when your employment or engagement with us
terminates, you may not trade in CCBG securities until that information has become public or is no longer material.
Dividend Reinvestment Plan
This Policy does not apply

to purchases of CCBG stock under our dividend reinvestment plan resulting from your
reinvestment of dividends paid on CCBG securities. The Policy does apply , however, to voluntary purchases of CCBG stock resulting from additional contributions you choose to make to the plan,

and to your election to participate in the plan or increase
your level of participation in the plan. The Policy also applies to your sale of any CCBG stock purchased pursuant to the plan.
Stock Purchase Plan
This Policy does not apply

to purchases of CCBG stock in the associate or director stock purchase plans resulting from
your periodic contribution of money to the plan pursuant to the election you made at a time when you were not in possession of
material nonpublic information ( e.g ., at the time of your enrollment in the plan). The Policy also does not apply to (i) purchases of
CCBG stock resulting from lump-sum contributions to the plan, provided that you elected to participate by lump-sum payment at
the beginning of the applicable enrollment period and at a time when you were not in possession of material nonpublic
information, or (ii) optional purchases of CCBG stock pursuant to the associate or director stock purchase plans, provided that
you are not in possession of material nonpublic information at the time of any such optional purchase. The Policy
does apply

to (i)
your election to withdraw all funds contributed to the plan during the enrollment period,

(ii) your election to increase or decrease
contributions to the plan for subsequent enrollment periods, and (iii) your sales of CCBG stock purchased pursuant to the plans.
Taking

Messages
When you are out of the office, anyone taking messages for you generally should not advise outside inquirers where you
are or provide phone numbers (other than a cell phone number) where you may be reached. Instead, the person receiving the
message should record the inquirer’s name and telephone number and then relay the message to you.
* * * *
You

are responsible for following this Policy and ensuring that anyone you supervise adheres to this Policy.

Capital City Bank Group, Inc.
Insider Trading Policy
Compliance Statement
By signing below, I hereby

certify that:
1.

I have read and understand the CCBG Insider Trading

Policy, dated August 27, 2024.
2. I have been given and instructed to retain a copy of the Policy for my future reference.
3.

I agree to abide by the Policy, as amended

from time to time by written notice. I also agree to abide by any other guidelines adopted by CCBG regarding the confidentiality of corporate information and trading in CCBG securities and the
securities of certain other companies.
4.

I understand that my duties regarding the confidentiality of corporate information continue so long as the information
has not been made public, regardless of whether I continue my employment or affiliation with CCBG.
5.

I will assume that corporate information is material nonpublic information unless I am told otherwise by a person I
reasonably believe to be authorized to do so. I will not leave material nonpublic information unattended or in a public place,
including public areas of CCBG. If I have access to material nonpublic information, I will ensure that it is disseminated only on a
“need-to-know” basis and otherwise properly handled. I will refer all media, shareowner and securities analyst inquiries to the
Chief Executive Officer, Chief

Financial Officer, or Capital City Bank

President.

Signature

Date

Print Name

EXHIBIT A
COVERED PERSONS
1. Directors of Capital City Bank Group, Inc.
2. Directors of Capital City Bank
3. Officers on the Senior Management Council
4. Officers in the Strategic Planning Group
5. Certain other directors or offices that are sent blackout notices